Exhibit 10.1

CHANGE IN TERMS AGREEMENT

Principal $1,000,000.00	Loan Date 07-19-2009	Maturity 11-30-2009	Loan No. 42431	Call / Call 4A1 / BA	Account	Officer 10033	Initials
References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing ***** has been omitted due to text length limitations.

Borrower: AEROGROW INTERNATIONAL, INC. JACK J WALKER 6075 LONGBOW DRIVE SUITE 20 BOULDER, CO 80301			Lender:		First National Bank Canyon Branch 1155 Canyon Blvd. Boulder, CO 80302-5121

Principal Amount: $1,000,000.00                                                                                                           Date of Agreement: August 28, 2009

DESCRIPTION OF EXISTING INDEBTEDNESS. A Promissory Note dated May 19, 2008 in the original amount of $1,000,000.00 as modified from time to time by certain Change in Terms Agreements, if applicable.

DESCRIPTION OF COLLATERAL. The collateral as described in any security instrument or other related documents in which a security interest is given to the lender to secure this indebtedness and any other indebtedness described therein.

DESCRIPTION OF CHANGE IN TERMS. Extend maturity date from July 19, 2009 to November 30, 2009.

Remove revolving line of credit feature and modify repayment schedule as detailed in Payment paragraph below.

Change interest rate from Wall Street Journal Prime Rate plus 2.0% floating to a fixed interest rate of 7.0%.

Additional collateral will be pledged to the note in the form of two AeroGrow International, Inc. Series A Preferred Stock Certificates (currently totaling 200 shares) in the name of Jack J. Walker and a pledge on the First National Bank Investment, Management & Trust account in the name of Jack Walker.

PAYMENT. Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the “INTEREST CALCULATION METHOD” paragraph using the interest rates described in this paragraph: one principal payment of $100,000.00 on August 28, 2009, during which interest continues to accrue on the unpaid principal balances using an interest rate of 7.000% per annum based on a year of 360 days; 3 monthly consecutive interest payments, beginning August 30, 2009, with interest calculated on the unpaid principal balances using an interest rate of 7.000% per annum based on a year of 360 days; 2 monthly consecutive principal payments of $50,000.00 each, beginning August 30, 2009, during which interest continues to accrue on the unpaid principal balances using an interest rate of 7.000% per annum based on a year of 360 days; one principal payment of $100,000.00 on October 30, 2009, during which interest continues to accrue on the unpaid principal balances using an interest rate of 7.000% per annum based on a year of 360 days; and one principal and interest payment of $704,219.44 on November 30, 2009, with interest calculated on the unpaid principal balances using an interest rate of 7.000% per annum based on a year of 360 days.  This estimated final payment is based on the assumption that all payments will be made exactly as scheduled; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts on this loan.  Notwithstanding the foregoing, the rate of interest accrual described for any principal only payment stream applies only to the extent that no other interest rate for any other payment stream applies.

INTEREST CALCULATION METHOD. Interest on this loan is computed on a 365/360 basis: that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this loan is computed using this method.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. EACH BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

AEROGROW INTERNATIONAL, INC

By:/s/ H. MacGregor Clarke
H. MacGregor Clarke, Chief Financial Officer of
AEROGROW INTERNATIONAL, INC

/s/ Jack J. Walker
JACK J. WALKER, Individually